Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

TNL Mediagene
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security type	Security class title	Fee calculation rule	Amount to be registered		Proposed maximum offering price per unit		Maximum aggregate offering price		Fee rate	Amount of registration fee

Fees to be paid	Equity	TNL Mediagene Ordinary Shares	457(c)	8,558,677	(1)	$0.56	(2)	$4,792,859.12	(3)	0.00015310	$733.79

		Total Fees Previously Paid									$474.59
	Net Fee Due										$259.20	(4)

(1)	Represents the initial maximum number of TNL Mediagene Ordinary Shares that may be acquired by the Selling Securityholders, consisting of (i) up to 8,000,000 TNL Mediagene Ordinary Shares by 3i, which may be issued pursuant to the Initial Note; and (b) up to 558,677 TNL Mediagene Ordinary Shares issued as the Green Quest Consideration Shares by the Green Quest Shareholders. In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.
(2)	Based on the average of the high ($0.57) and low ($0.55) prices of TNL Mediagene Ordinary Shares on the Nasdaq Capital Market on June 9, 2025.
(3)	The Registrant will not receive any proceeds from the sale of TNL Mediagene Ordinary Shares by the Selling Securityholders.
(4)	Paid herewith.